United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Materials Pursuant to Rule 14a-12

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CORBUS PHARMACEUTICALS HOLDINGS, INC.

100 River Ridge Drive

Norwood, MA 02062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 28, 2015

To the Stockholders of

Corbus Pharmaceuticals Holdings, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Corbus Pharmaceuticals Holdings, Inc. will be held at Corbus Pharmaceuticals Holdings, Inc. located at 100 River Ridge Drive, Suite 103, Norwood, MA 02062, on May 28, 2015, beginning at 9:00 a.m. local time. At the Annual Meeting, stockholders will act on the following matters:

☐	To elect five director nominees to serve as directors until the next annual meeting of stockholders;

☐	To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

☐	To consider any other matters that may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 14, 2015 are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares by marking, signing, dating and mailing the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have already voted your shares. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors /s/ Yuval Cohen Yuval Cohen, Chief Executive Officer

April 27, 2015

Norwood, Massachusetts

i

CORBUS PHARMACEUTICALS HOLDINGS, INC.

100 RIVER RIDGE DRIVE

NORWOOD, MA 02062

PROXY STATEMENT

This proxy statement contains information related to the Annual Meeting of Stockholders to be held on May 28, 2015 at 9 a.m. local time, at Corbus Pharmaceuticals Holdings, Inc. (the “Company”) located at 100 River Ridge Drive, Suite 103, Norwood, MA 02062, or at such other time and place to which the Annual Meeting may be adjourned or postponed. The enclosed proxy is solicited by the Board of Directors of Corbus Pharmaceuticals Holdings, Inc. (the “Board”). The proxy materials relating to the Annual Meeting are being mailed to stockholders entitled to vote at the meeting on or about April 28, 2015.

ABOUT THE MEETING

Why are we calling this Annual Meeting?

We	are calling the Annual Meeting to seek the approval of our stockholders:

☐	To elect five director nominees to serve as directors until the next annual meeting of stockholders;

☐	To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

☐	To consider any other matters that may properly come before the Annual Meeting.

What are the Board’s recommendations?

Our Board believes that the election of the director nominees identified herein and the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2015 are advisable and in the best interests of the Company and its stockholders and recommends that you vote FOR these proposals.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, April 14, 2015, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Holders of our common stock are entitled to one vote per share on each matter to be voted upon.

As of the record date, we had 26,003,304 outstanding shares of common stock.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your proxy card delivered to you by your broker or a legal proxy given to you by your broker and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum for our meeting. Signed proxies received but not voted and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

You can vote on matters that come before the Annual Meeting by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope.

Your shares will be voted as you indicate on your proxy card. If you vote the enclosed proxy but you do not indicate your voting preferences, and with respect to any other matter that properly comes before the meeting, the individuals named on the proxy card will vote your shares FOR the matters submitted at the meeting, or if no recommendation is given, in their own discretion.

If you are a stockholder of record, to submit your proxy by telephone or via the Internet, follow the instructions on the proxy card. If you hold your shares in street name, you may vote by telephone or via the Internet as instructed by your broker, bank or other nominee.

If you attend the Annual Meeting and prefer to vote in person, you may do so even if you have already voted your shares by proxy.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

☐	filing with the Secretary of the Company a notice of revocation;

☐	sending in another duly executed proxy bearing a later date; or

☐	attending the meeting and casting your vote in person.

Your latest vote will be the vote that is counted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not vote your shares or otherwise provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

What vote is required to approve each proposal?

The holders of a majority of our common stock outstanding on the record date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

With respect to the first proposal (election of directors), directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the total number of directors to be elected) will be elected. As a result, abstentions and “broker non-votes” (see below), if any, will not affect the outcome of the vote on this proposal.

With respect to the proposal to ratify the appointment of EisnerAmper LLP and approval of any other matter that may properly come before the Annual Meeting, the affirmative vote of a majority of the total votes cast on these proposals, in person or by proxy, is required to approve these proposals. As a result, abstentions will have the same practical effect as a negative vote on these proposals, and “broker non-votes” (see below), if any, will not affect the outcome of the vote on these proposals.

Holders of the common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the meeting.

What are “broker non-votes”?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine”, such as the ratification of auditors. Nominees cannot vote on non-routine matters unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

The election of directors (Proposal No. 1) is not considered to be a “routine” matter and brokers are not permitted to vote on this matter if the broker has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. The ratification of our independent registered public accounting firm (Proposal No. 2) is considered to be a “routine” matter, and hence your brokerage firm will be able to vote on Proposal No. 2 even if it does not receive instructions from you, so long as it holds your shares in its name.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board by mail and will pay all expenses associated therewith. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

PROPOSAL 1: TO ELECT FIVE DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

Our Board is currently composed of five directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Each of the nominees listed below is currently one of our directors. If elected at the Annual Meeting, each of these nominees would serve until the next annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election. Stockholders may not vote, or submit a proxy, for a greater number of nominees than the five nominees named below. The director nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five director nominees named below. If any director nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election Until the Next Annual Meeting

The following table sets forth the name, age, position and tenure of each of our directors who are up for re-election at the 2015 Annual Meeting:

Name	Age	Position(s)	Served as an Officer or Director Since
Yuval Cohen, Ph.D.	40	Chief Executive Officer and Director	2014
Alan Holmer	65	Director (Chairman of the Board)	2014
David P. Hochman	39	Director	2014
Renu Gupta	59	Director	2014
Avery W. Catlin	66	Director	2014

The following biographical descriptions set forth certain information with respect to the director nominees, based on information furnished to us by each director nominee.

Directors

Yuval Cohen, Ph.D., Chief Executive Officer and Director

Dr. Cohen has served as our Chief Executive Officer and as a director since March 27, 2014, when JB Therapeutics, Inc. became a wholly-owned subsidiary of us (the “Merger”). Dr. Cohen joined JB Therapeutics as its Chief Executive Officer in July 2013. Prior to joining JB Therapeutics, he was the President and co-founder of Celsus Therapeutics PLC (“Celsus”) (Nasdaq CM: CLTX) from 2005 until February 2013, and as Senior Vice President from February 2013 until June 2013. Dr. Cohen was also a board member of Celsus until December 2013. Starting as a small startup with seed financing, under Dr. Cohen’s leadership, Celsus developed five novel anti-inflammatory drug candidates with two reaching Phase IIb stages focusing on allergies and autoimmune diseases of the skin (eczema), airways (cystic fibrosis and hay fever), digestive tract (inflammatory bowel disease) and eye (conjunctivitis). Dr. Cohen participated in all stages of the pre-clinical and clinical development from project management to interactions with regulatory bodies and with the investment community in fundraising. Apart from his industry experience, he is also the author of a number of peer-reviewed papers and reviews as well as listed inventor on a number of patents. Dr. Cohen holds a KS. in microbiology and biochemistry from University of Cape Town, South Africa, and has a Ph.D., summa cum laude, from the Curie Institute of Cancer Research in Paris and the University of Paris V.

Alan Holmer, Chairman of the Board

Mr. Holmer has served as a director since January 2014 and became chairman of our Board in connection with the Merger. From 1996 to 2005 he served as President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America (PhRMA), an organization that represents the worldwide interests of leading pharmaceutical and biotechnology companies, based in Washington, D.C. From 2005 to 2007 and again from February 2009 until its acquisition by Merck in May 2011, Mr. Holmer served as a Director of Inspire Pharmaceuticals, Inc., and at various times as member of its Corporate Governance Committee, Audit Committee, and Drug Development Committee. In addition to his pharmaceutical industry experience, Mr. Holmer has significant expertise in handling legal, international trade and governmental issues, having held various positions within the office of the U.S. Trade Representative, the Commerce Department and the White House, including serving as Deputy U.S. Trade Representative with rank of Ambassador. Mr. Holmer served as Special Envoy for China and the Strategic Economic Dialogue, a position to which he was appointed by Secretary of the Treasury, Henry M. Paulson, Jr. from 2007 to 2009. Mr. Holmer also served as a partner at the international law firm, Sidley & Austin (now Sidley Austin LLP), and as an associate at Steptoe & Johnson LLP. Since January 2012, Mr. Holmer has served as Special Counsel in the Washington, D.C. office of Smith, Currie & Hancock LLP. Mr. Holmer has been involved in many community service organizations, included currently serving as the Chairman of the Board of the Metropolitan Washington, D.C., Chapter of the Cystic Fibrosis Foundation. He also served as Co-Chairman of the President’s Advisory Council on HIV/AIDS. Mr. Holmer received an A.B. degree from Princeton University and a J.D. from Georgetown University Law Center.

David P. Hochman, Director

Mr. Hochman has served as a director since December 2013. Since June 2006, Mr. Hochman has been Managing Partner of Orchestra Medical Ventures, LLC, an investment firm that employs an innovative strategy to create, build and invest in medical technology companies intended to generate substantial clinical value and superior investor returns. He is also President of Accelerated Technologies, Inc. (ATI), a medical device accelerator managed by Orchestra. He has over eighteen years of venture capital and investment banking experience. Mr. Hochman is the Chairman of Vital Access Corp. and MOTUS GI Medical Technologies Ltd., as well as a director of Caliber Therapeutics, BackBeat Medical , FreeHold Surgical, Maternity Neighborhood, Inc. and Naked Brand Group, Inc. (OCT.QB:NAKD). Prior to joining Orchestra, Mr. Hochman was Chief Executive Officer of Spencer Trask Edison Partners, LLC, a principal investment partnership focused on early stage healthcare companies. He was also Managing Director of Spencer Trask Ventures, Inc. during which time he was responsible for directing the firm’s venture banking group and led financing transactions for over twenty early-stage companies. Mr. Hochman was a board advisor of Health Dialog Services Corporation, a world leader in collaborative care management that was acquired in 2008 by the British United Provident Association for $750 million. From 2005 to 2007, he was a co-founder and director of PROLOR Biotech, Inc., a biopharmaceutical company developing longer-lasting versions of approved therapeutic proteins, which was purchased by Opko Health (NYSE: OPK) in 2013 for over $600 million. Mr. Hochman also currently serves as a board member of two non-profit organizations: the Citizens Committee for New York City and the Mollie Parnis Livingston Foundation. He graduated with honors from the University of Michigan.

Dr. Renu Gupta, Director

Dr. Gupta has served as a director since June 2014. Dr. Gupta has more than 25 years of drug development, regulatory and senior management experience within the biopharma industry. Renu is currently special advisor to the CEO of Insmed having served as Chief MedicalOfficer there since 2008. Previously Renu has served as the Executive Vice President Development and Chief Medical Officer of Transave, Inc. since September 2006, and has been a Director of the UK subsidiary, Transave Inhalation Biotherapeutics as of May 2008. From May 2003

to August 2006, she held the position of Senior Vice President Development at Antigenics, Inc. Prior to that, she served at Novartis as Vice President and Head of U.S. Clinical Research and Development and Global Head of Cardiovascular, Metabolics, Endocrine and Gastroenterology Research. Renu also spent almost 10 years at Bristol-Myers Squibb, where she was responsible for clinical research, business development and global development and marketing strategy for infectious diseases and immunology. She received her bachelor and medical degrees from the University of Zambia and completed her medical and post-doctoral training at Albert Einstein Medical Center, the Wistar Institute of Anatomy and Biology, Children’s Hospital of Philadelphia, and the University of Pennsylvania, where she was Adjunct Assistant Professor until 1997. Her work has been published in leading peer-reviewed journals and she has been active in numerous relevant academic and professional societies. Renu is a founding member of the Industrial Management Board at the Harvard Medical School, served as Chair of the Medical Advisory Council for Antigenics, past member of the Scientific Advisory Board at Cerimon Pharmaceuticals, and the Institute of Medicine Forum on Emerging Infections, and is a Board Member of Aim at Melanoma, formerly Charlie Guild Melanoma Foundation.

Avery W. (Chip) Catlin, Director

Mr. Catlin has served as a director since August 2014. Currently, Mr. Catlin also serves as Senior Vice President, Chief Financial Officer, and Secretary of Celldex Therapeutics, Inc., a public biopharmaceutical company. Prior to joining Celldex Therapeutics, Inc. in January 2000, he served as Vice President, Operations and Finance, and Chief Financial Officer of Endogen, Inc., a public life science research products company, from 1996 to 1999. From 1992 to 1996, he held various financial positions at Repligen Corporation, a public biopharmaceutical company, serving the last two years as Chief Financial Officer. Earlier in his career, he held the position of Chief Financial Officer at MediSense, Inc., a Massachusetts-based medical device company. Mr. Catlin received his B.A. degree from the University of Virginia and M.B.A. from Babson College and is a Certified Public Accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Board of Director Composition

Our Board currently consists of five members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Board of Director Meetings

Our Board met five times in 2014. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which such directors served on the Board) and (ii) the total number of meetings of all committees of our Board on which the director served (during the periods for which the director served on such committee or committees). This is our first Annual Meeting of Stockholders. We do not have a formal policy requiring members of the Board to attend our annual meetings.

Director Independence

Our common stock is listed on The NASDAQ Stock Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of our Board. In addition, the rules of The NASDAQ Stock Market require that all the members of such committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Compensation committee members must also satisfy the independence criteria established by The NASDAQ Stock Market in accordance with Rule 10C-1 under the Exchange Act. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Mr. Holmer, Dr. Gupta and Mr. Catlin do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Rules of the NASDAQ Stock Market and the SEC.

In making this determination, our Board considered the relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. We intend to comply with the other independence requirements for committees within the time periods specified above.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees operate under a charter that has been approved by our Board.

Audit Committee. Our Audit Committee consists of Mr. Holmer, Dr. Gupta and Mr. Catlin and Mr. Catlin is the Chairman of the Audit Committee. Our Audit Committee met two times in 2014. Our Board has determined that the three directors currently serving on our Audit Committee are independent within the meaning of The NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. In addition, our Board has determined that Mr. Catlin qualifies as an audit committee financial expert within the meaning of SEC regulations and The NASDAQ Marketplace Rules.

The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to our Board any substantive issues found during the audit. The Audit Committee will be directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties. Our Board has adopted a written charter for the Audit Committee, which is available on our website.

Compensation Committee. Our Compensation Committee consists of Mr. Holmer, Dr. Gupta and Mr. Catlin and Mr. Holmer is the Chairman of the Compensation Committee. Our Compensation Committee met three times in 2014. Our Board has determined that the three directors currently serving on our Compensation Committee are independent under the listing standards, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee provides advice and makes recommendations to our Board in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our President, Chief Executive Officer, and other officers and makes recommendations in that regard to our Board as a whole. Our Board has adopted a written charter for the Compensation Committee, which is available on our website.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Holmer, Dr. Gupta and Mr. Catlin and Mr. Holmer is the Chairman of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee met one time in 2014. The Nominating and Corporate Governance Committee nominates individuals to be elected to the full board by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in our Bylaws and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the NASDAQ listing standards. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website.

Stockholder nominations for directorships

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and background to the Secretary of the Company at the address set forth below under “Stockholder Communications.” All such recommendations will be forwarded to the Nominating and Corporate Governance Committee, which will review and only consider such recommendations if appropriate biographical and other information is provided, as described below, on a timely basis. All security holder recommendations for director candidates must be received by the Company in the timeframe(s) set forth under the heading “Stockholder Proposals” below.

•	the name and address of record of the security holder;

•	a representation that the security holder is a record holder of the Company’s securities, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate and a representation that the proposed director candidate meets applicable independence requirements;

•	a description of any arrangements or understandings between the security holder and the proposed director candidate; and

•	the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual meeting of stockholders and to serve as a director if elected at such annual meeting.

Assuming that appropriate information is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board or other persons, as described above and as set forth in its written charter.

Board Leadership Structure and Role in Risk Oversight

The positions of our chairman of the Board and chief executive officer are separated. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as our Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. This leadership structure also is preferred by a significant number of our stockholders. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

Although our bylaws do not require our chairman and chief executive officer positions to be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under the section entitled “Risk Factors.” Our Board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full Board, which has responsibility for general oversight of risks.

Our Board will satisfy this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. Our Board believes that full and open communication between management and our Board is essential for effective risk management and oversight.

Stockholder Communications

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to advice from legal counsel, the Secretary of the Company is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the Board as he considers appropriate.

Communications from stockholders will be forwarded to all directors if they relate to important substantive matters or if they include suggestions or comments that the Secretary considers to be important for the Board to know. Communication relating to corporate governance and corporate strategy are more likely to be forwarded to the Board than communications regarding personal grievances, ordinary business matters, and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications to the Board should address such communications to: The Board of Directors, Corbus Pharmaceuticals Holdings, Inc., 100 River Ridge Drive, Norwood, MA 02062, Attention: Secretary.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our employees, officers and directors. A copy of the code is posted on the Corporate Governance section of our website, which is located at www.corbuspharma.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in a current report on Form 8-K.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors and officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Executive Officers

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s)	Serving in Position Since
Yuval Cohen, Ph.D.	40	Chief Executive Officer, Director	2014
Mark Tepper, Ph.D.	57	President and Chief Scientific Officer	2014
Barbara White, M.D.	64	Chief Medical Officer	2014
Sean Moran	57	Chief Financial Officer	2014

Our executive officers are elected by, and serve at the discretion of, our Board. The business experience for the past five years, and in some instances, for prior years, of each of our executive officers is as follows:

Management

Yuval Cohen, Ph.D., Chief Executive Officer and Director

See description under “Proposal 1 – Directors”.

Mark A. Tepper, Ph.D., President and Chief Scientific Officer

Dr. Tepper has served as our President and Chief Scientific Officer since the Merger. He has more than twenty five years of management experience in pharmaceutical R&D. During the last 12 years, Dr. Tepper has focused on identifying unique early stage biotechnology assets which fill a significant unmet medical need and has founded or co-founded three new biotech companies, including Corbus, to commercialize these assets. Prior to joining JB Therapeutics in January 2012, Dr. Tepper was a consultant to the biotechnology and pharmaceutical industry from 2009-2011. Prior to that he was President and Chief Executive Officer of NKT Therapeutics Inc. from 2007-2008 and before that President of RXi Pharmaceuticals from 2003 to 2007. Dr. Tepper served at EMD Serono from 1995 to 2002, most recently as Vice President of Research and Operations where he played a key role in the development and commercialization of the fertility drug Gonal-F and multiple sclerosis drug Rebif. While with Bristol Myers Squibb from 1988 to 1995, most recently as Senior Research Investigator, he was a member of the project team responsible for developing the cancer drug Taxol and the rheumatoid arthritis drug Orencia. Dr. Tepper received a Ph.D. in Biochemistry & Biophysics from Columbia University, College of Physicians & Surgeons, New York, and a B.A in Chemistry with Highest Honors from Clark University, Worcester, Massachusetts. He gained postdoctoral training at the University of Massachusetts Medical School, Worcester, Massachusetts in the laboratory of Professor Michael P. Czech.

Barbara White, M.D., Chief Medical Officer

Dr. White has served as our Chief Medical Officer since August 2014. Previously, Dr. White served as Senior Vice President and Head of Research and Development at Stiefel, a dermatological pharmaceutical division of GlaxoSmithKline, a public pharmaceutical company, from 2011 to 2013. From 2010 to 2011, Dr. White was Vice President and Head of Immunology Therapeutic Area at UCB, a public biopharmaceutical manufacturing company. At MedImmune, LLC, a subsidiary of AstraZeneca plc, a public pharmaceutical company, Dr. White served first as Senior Director of Clinical Development from 2006 until 2007, and then as Vice President until 2010. Prior to her pharmaceutical career, Dr. White was Professor and Associate Chair of Research, Department of Medicine, at the University of Maryland School of Medicine. She was formerly Associate Chief of Staff, Research Service, at the Baltimore Veteran Administration (VA) Medical Center, where her research focused on immune-mediated mechanisms of lung fibrosis in scleroderma. Barbara also previously served as Co-Director of the Johns Hopkins University and University of Maryland Scleroderma Center. Barbara received her medical degree from the University of Pennsylvania School of Medicine and is board certified in internal medicine, rheumatology and allergy/clinical immunology. She completed her postdoctoral studies in basic cellular immunology at the National Institutes of Health.

Sean Moran, CPA, MBA, Chief Financial Officer

Mr. Moran has served as our Chief Financial Officer since the Merger. Mr. Moran joined JB Therapeutics as its Chief Financial Officer in January 2014. Mr. Moran has twenty years of senior financial experience with emerging biotechnology, drug delivery and medical device companies. Mr. Moran has worked at three different companies that completed initial public offerings and maintained a listing on a public exchange. Before joining Corbus, Mr. Moran served as Chief Financial Officer for InVivo Therapeutics Corporation from 2010 to 2013, Celsion Corporation from 2008 to 2010, Transport Pharmaceuticals Inc. from 2006 to 2008, Echo Therapeutics Inc. from 2002 to 2006, SatCon Technology Corporation from 2000 to 2002, and Anika Therapeutics Inc. from 1993 to 2000. Mr. Moran is a CPA by training and earned his M.B.A. and a B.S. in Accounting from Babson College.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, or paid to our chief executive officer and the two most highly-compensated executive officers (other than the chief executive officer) who were serving as executive officers as of December 31, 2014 for services rendered in all capacities to us for the year ended December 31, 2014. These individuals are our named executive officers for 2014.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Yuval Cohen	2014	$174,989	45,000	(3)		$681,672	$—	$—	$901,661
Chief Executive Officer
Mark Tepper	2014	211,060	—			345,599	—	—	556,659
President and Chief Scientific Officer
Sean Moran	2014	145,643	20,000	(3)		229,960	—	—	395,603
Chief Financial Officer

(1)	Amounts reflect the grant date fair value of option awards granted in 2014 in accordance with Accounting Standards Codification Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 3 to our Consolidated Financial Statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Policies and Significant Estimates—Stock-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These amounts do not correspond to the actual value that may be received by the named executive officers if the stock options are exercised.
(2)	Each of the named executive officers began receiving salary on April 11, 2014.
(3)	Represents signing bonus paid.

Employment Agreements with Our Named Executive Officers

On April 11, 2014, the closing date of the Merger, we entered into an employment agreement with Dr. Yuval Cohen, which is effective for a period of two years. Dr. Cohen’s employment agreement provides for him to serve as Chief Executive Officer and provides for an annual base salary of $240,000 and a signing bonus of $45,000. In addition, Dr. Cohen is eligible to receive an annual bonus, which is targeted at up to 33% of his base salary but which may be adjusted by our Board based on his individual performance and our performance as a whole. On April 11, 2014, Dr. Cohen received a grant of options covering 312,728 shares of common stock at an exercise price of $1.00 per share. These options vest 25% on the one year anniversary of the grant date and the remainder in equal monthly installments over three years, with full acceleration of vesting on a change in control (as defined in our 2014 Equity Compensation Plan). Dr. Cohen is subject to non-compete and non-solicitation provisions, which apply during the term of his employment and for a period of twelve months following termination of his employment. In addition, the employment agreement contains customary confidentiality and assignment of inventions provisions. If we terminate Dr. Cohen’s employment without cause or he terminates his employment for good reason, we are required to pay him as severance twelve months of his base salary plus reimbursement of health coverage for twelve months, and he may be paid a pro-rated bonus, each subject to his timely execution of a general release and continuing compliance with covenants. Dr. Cohen’s severance payments and other applicable payments and benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of us or his subsequent termination of employment.

On April 11, 2014, the closing date of the Merger, we entered into an employment agreement with Sean Moran, which we amended and restated on June 26, 2014. Mr. Moran’s employment agreement provides for him to serve as Chief Financial Officer and provides for an annual base salary of $200,000 and a signing bonus of $20,000. In addition, Mr. Moran is eligible to receive an annual bonus, which is targeted at up to 33% of his base salary but which may be adjusted by our Board based on his individual performance and our performance as a whole. Mr. Moran’s employment agreement is on an at will basis for an indefinite term. On April 11, 2014, Mr. Moran, received a grant of options covering 107,220 shares of common stock at an exercise price of $1.00 per share. These options vest 25% on the one year anniversary of the grant date and the remainder in equal monthly installments over three years, with full acceleration of vesting on a change in control (as defined in our 2014 Equity Compensation Plan). Mr. Moran is subject to non-compete and non-solicitation provisions, which apply during the term of his employment and for a period of twelve months following termination of his employment. In addition, the employment agreement contains customary confidentiality and assignment of inventions provisions. Mr. Moran’s applicable payments and benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of us or his subsequent termination of employment.

On April 11, 2014, the closing date of the Merger, we entered into an employment agreement with Dr. Mark Tepper, which is effective for a period of two years. Dr. Tepper’s employment agreement provides for him to serve as President and Chief Scientific Officer and provides for an annual base salary of $240,000. In addition, Dr. Tepper is eligible to receive an annual bonus, which is targeted at up to 33% of his base salary but which may be adjusted by our Board based on his individual performance and our performance as a whole. On April 11, 2014, Dr. Tepper received a grant of options covering 271,600 shares of common stock at an exercise price of $1.00 per share. These options vest 25% on the one year anniversary of the grant date and the remainder in equal monthly installments over three years, with full acceleration of vesting on a change in control (as defined in our 2014 Equity Compensation Plan). Dr. Tepper is subject to non-compete and non-solicitation provisions, which apply during the term of his employment and for a period of twelve months following termination of his employment. In addition, the employment agreement contains customary confidentiality and assignment of inventions provisions. If we terminate Dr. Tepper’s employment without cause or he terminates his employment for good reason, we are required to pay him as severance twelve months of his base salary plus reimbursement of health coverage for twelve months, and he may be paid a pro-rated bonus, each subject to his timely execution of a general release and continuing compliance with covenants. Dr. Tepper’s severance payments and other applicable payments and benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of us or his subsequent termination of employment.

We have entered into a letter agreement with Barbara White, M.D. Dr. White’s letter agreement provides for her to serve as Chief Medical Officer and provides for an annual base salary of $300,000. In addition, Dr. White is eligible to receive an annual bonus, which is targeted at up to 33% of her base salary but which may be adjusted by our Board based on her individual performance and our performance as a whole. Dr. White’s letter agreement is on an at will basis for an indefinite term. On September 23, 2014, Dr. White received a grant of options covering 250,000 shares of common stock at an exercise price of $1.00 per share. These options vest 25% on the one year anniversary of the grant date and the remainder in equal monthly installments over three years, with full acceleration of vesting on a change in control (as defined in our 2014 Equity Compensation Plan). Dr. White is subject to non-compete and non-solicitation provisions, which apply during the term of her employment. In addition, the letter agreement contains customary confidentiality and assignment of inventions provisions.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options held as of December 31, 2014.

	Number of securities underlying unexercised options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name	Exercisable		Unexercisable				Option Exercise Price ($)	Option Expiration Date
Yuval Cohen	15,089	(1)					$0.17	7/1/2023
			215,384	(2)			$0.17	1/28/2024
			312,728	(3)			$1.00	4/11/2024
			700,000	(4)	350,000	(4)	$1.00	10/22/2024

Mark Tepper	150,889	(5)					$0.11	7/1/2020
			271,600	(3)			$1.00	4/11/2024
			300,000	(4)	150,000	(4)	$1.00	10/22/2024

Sean Moran			73,846	(2)			$0.17	1/28/2024
			107,220	(3)			$1.00	4/11/2024
			235,000	(4)	117,500	(4)	$1.00	10/22/2024

(1)	Represents options to purchase shares of our common stock granted on July 1, 2013. The shares underlying the option vested in 12 equal monthly installments commencing on July 1, 2013.
(2)	Represents options to purchase shares of our common stock granted on January 28, 2014. 25% of the option vested on January 28, 2015, with the remaining 75% of the option vesting in equal monthly installments over a period of 36 months commencing on January 28, 2015.
(3)	Represents options to purchase shares of our common stock granted on April 11, 2014. 25% of these option vests on April 11, 2015, with the remaining 75% of the option vesting in equal monthly installments over a period of 36 months commencing on April 11, 2015.
(4)	Represents options to purchase shares of our common stock granted on October 22, 2014. 12.5% of these option vests on October 22, 2015 and 37.5% of the option vests in equal monthly installments over a period of 36 months commencing on October 22, 2015. The remaining 50% of the option vests in tranches between 5% and 10% upon the achievement of eight individual business milestones.
(5)	Represents options to purchase shares of our common stock granted on July 1, 2010. 25% of the option vested on grant date and 12.5% of the remaining portion of the option vested in equal quarterly installments over a period of six quarters.

Director Compensation

Director Compensation Table - 2014

The following table sets forth information concerning the compensation paid to certain of our non-employee directors during 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Alan Holmer	26,250	23,591	49,841
Avery Catlin	15,417	21,768	37,185
David Hochman	18,750	22,066	40,816
Renu Gupta	16,667	22,066	38,733

(1)	Amounts reflect the aggregate grant date fair value of each stock option granted in 2014, in accordance with the Accounting Standards Codification Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 3 to our Consolidated Financial Statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Policies and Significant Estimates—Stock-Based Compensation” included in this prospectus. These amounts do not correspond to the actual value that may be received by the directors if the stock options are exercised.
(2)	The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2014 held by Mr. Holmer was 68,861.
(3)	The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2014 held by Mr. Catlin was 50,000.
(4)	The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2014 held by Mr. Hochman was 50,000.
(5)	The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2014 held by Dr. Gupta was 50,000.

Non-Employee Director Compensation Policy

On July 9, 2014, our Board approved a director compensation policy for our non-employee directors. Other than reimbursement for reasonable expenses incurred in connection with attending Board and committee meetings, this policy excludes any non-employee directors designated to our Board by our current investors. This policy provides for the following cash compensation:

•	each non-employee director is entitled to receive an annual fee from us of $25,000;

•	the chair of our audit committee will receive an annual fee from us of $10,000

•	the chair of our compensation committee will receive an annual fee from us of $5,000

•	the chair of our nominating and corporate governance committee will receive an annual fee from us of $5,000.

Each non-employee director that joins our Board receives an initial option grant to purchase 50,000 shares of our common stock under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, which shall vest in 24 equal monthly installments, the first vesting date to occur on the one-month anniversary of the grant date. Each non-employee director also receives an annual option grant to purchase 20,000 shares of our common stock under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, which shall vest in 24 equal monthly installments, the first vesting date to occur on the one-month anniversary of the grant date. Upon a change in control, as defined in our equity incentive plan, 100% of the shares underlying these options shall become vested and exercisable immediately prior to such change in control.

Scientific Advisory Board Compensation

We do not currently have a policy regarding compensation for our scientific advisory board members; however each member of the scientific advisory board is eligible to receive a payment of $15,000 per year and an initial grant of 30,000 options to purchase shares of our common stock at the fair market value on the date of grant.

2014 Equity Compensation Plan

General

On March 26, 2014, our Board adopted the 2014 Equity Compensation Plan, or the 2014 Plan, subject to stockholder approval, which was received on April 1, 2014, pursuant to the terms described herein.

The general purpose of the 2014 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the 2014 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

Description of the 2014 Equity Compensation Plan

The following description of the principal terms of the 2014 Plan is a summary and is qualified in its entirety by the full text of the 2014 Plan.

Administration. The 2014 Plan is administered by the Compensation Committee of our Board. The Compensation Committee may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards. The Compensation Committee also has authority to determine the terms and conditions of each award, prescribe, amend and rescind rules and regulations relating to the 2014 Plan, and amend the terms of awards in any manner not inconsistent with the 2014 Plan (provided that no amendment may adversely affect the rights of a participant without consent). The Compensation Committee may delegate authority to officers to grant options and other awards to employees (other than themselves), subject to applicable law and restrictions in the 2014 Plan. No award may be granted under the 2014 Plan on or after the ten year anniversary of the adoption of the 2014 Plan by our Board, but awards granted prior to the ten year anniversary may extend beyond that date.

Eligibility. Persons eligible to receive awards under the 2014 Plan include any person who is an employee, officer, director, consultant, advisor or other individual service provider of our Company or any subsidiary, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of our Company or any subsidiary.

Shares Subject to the 2014 Plan. The aggregate number of shares of common stock available for issuance in connection with options and awards granted under the 2014 Plan is 6,850,334 shares. Incentive Stock Options may, but need not be, granted with respect to all of the shares available for issuance under the 2014 Plan. If any award granted under the 2014 Plan payable in shares of common stock is forfeited, cancelled, or returned for failure to satisfy vesting requirements, otherwise terminates without payment being made, or if shares of common stock are withheld to cover withholding taxes on options or other awards, the number of shares of common stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the 2014 Plan.

In addition, the 2014 Plan contains an “evergreen” provision allowing for an annual increase in the number of shares of our common stock available for issuance under the 2014 Plan on January 1 of each year during the period beginning January 1, 2015, and ending on (and including) January 1, 2024. The annual increase in the number of shares shall be equal to the greater of (i) seven percent (7%) of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, or (ii) the difference between (x) twenty percent (20%) of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (y) the total number of shares of our common stock reserved under the 2014 Plan on December 31st of such preceding calendar year (including shares subject to outstanding awards, issued pursuant to awards or available for future awards); provided, however, that our Board may act prior to the first day of any calendar year to provide that there shall be no increase such calendar year, or that the increase shall be a lesser number of shares of common stock than would otherwise occur.

Terms and Conditions of Options. Options granted under the 2014 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Code or “nonqualified stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2014 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of incentive stock options granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or national market system, the fair market value will generally be the closing sale price on the date of grant. If the common stock is not traded on a stock exchange or national market system on the date of grant, the fair market value will generally be the average of the closing bid and asked prices for the common stock on the date of grant. If no such prices are available, the fair market value shall be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. Notwithstanding the foregoing, if the date for which fair market value is determined is the date on which the final prospectus relating to an initial public offering of the Company is filed, the fair market value for such date will be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus.

No option may be exercisable for more than ten years from the date of grant (five years in the case of an incentive stock option granted to a ten-percent stockholder). Options granted under the 2014 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of a nonqualified stock option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will be restricted stock subject to vesting requirements analogous to those that applied to the option before exercise.

Generally, the exercise price of an option may be paid (a) in cash or by certified bank check, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, or (c) such other method as approved by the Compensation Committee and set forth in an award agreement. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of nonqualified stock options, share-settled stock appreciation rights, restricted stock, performance shares or other share-settled stock based awards to transfer the option, right or other award to immediate family members, to a trust for estate planning purposes, or by gift to charitable institutions. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to stock appreciation rights. The base price of a stock appreciation right will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share of our common stock on the date of grant. The maximum term of any SAR granted under the 2014 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of our common stock over the base price, multiplied by

•	the number of shares of common stock as to which the stock appreciation right is exercised.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Stock Units. The Compensation Committee may award restricted common stock and/or stock units under the 2014 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or stock units, which may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. Dividend equivalent amounts may be paid with respect to stock units, and will be subject to the same restrictions on transferability as the stock units with respect to which they were paid. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the 2014 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Incentive Bonus Awards. The Compensation Committee may award incentive bonus awards payable in cash or common stock, as set forth in an award agreement. The Compensation Committee will determine the terms and conditions applicable to each incentive bonus award.

Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of equity-based or cash-based awards under the 2014 Plan, including the grant or offer for sale of shares of our common stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.

Section 162(m) Compliance. If stock or cash-based awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to our Company as a whole, or to any subsidiary or any division or operating unit thereof: (a) pre-tax income; (b) after-tax income; (c) net income; (d) operating income or profit; (e) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (f) earnings per share (basic or diluted); (g) return on equity; (h) returns on sales or revenues; (i) return on invested capital or assets (gross or net); (j) cash, funds or earnings available for distribution; (k) appreciation in the fair market value of our common stock; (l) operating expenses; (m) implementation or completion of critical projects or processes; (n) return on investment; (o) total return to stockholders (meaning the aggregate common stock price appreciation and dividends paid (assuming full reinvestment of dividends) during the applicable period); (p) net earnings growth; (q) return measures (including but not limited to return on assets, capital, equity, or sales); (r) increase in revenues; (s) the Company’s published ranking against its peer group of pharmaceutical companies based on total stockholder return; (t) net earnings; (u) changes (or the absence of changes) in the per share price of the Company’s common stock; (v) clinical or regulatory milestones; (w) earnings before or after any one or more of the following items: interest, taxes, depreciation or amortization, as reflected in the Company’s financial reports for the applicable period; (x) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Company’s financial reports for the applicable period); (y) economic value created; (z) operating margin or profit margin; (aa) share price or total shareholder return; (bb) cost targets, reductions and savings, productivity and efficiencies; (cc) strategic business criteria, consisting of one or more objectives based on meeting objectively determinable criteria: specified market penetration, geographic business expansion, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (dd) objectively determinable personal or professional objectives, including any of the following performance goals: the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (ee) any combination of, or a specified increase or improvement in, any of the foregoing.

At the end of the performance period established in connection with any award, the Compensation Committee will determine the extent to which the performance goal or goals established for such award have been attained, and shall determine, on that basis, the shares or, if applicable, the cash or other property that has been earned and as to which payment will be made. The Compensation Committee will certify in writing the extent to which it has determined that the performance goal or goals established by it for such award have been attained.

With respect to awards intended to be exempt from the deductibility limitation in Section 162(m) of the Code, no participant in any one fiscal year may be granted (x) stock options or stock appreciation rights with respect to more than 3,000,000 shares of common stock in the aggregate, and (y) restricted stock, stock units, performance shares awards, incentive bonus awards and other stock based awards that are denominated in shares of common stock with respect to more than 3,000,000 shares in the aggregate, and the maximum dollar value payable to any participant in any one (1) fiscal year with respect to stock units, performance units or incentive bonus awards or other stock-based awards that may be settled in cash or other property (other than common stock) is $3,000,000.

Effect of Certain Corporate Transactions. The Compensation Committee may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2014 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) such other modification or adjustment to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants following a change in control. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and stock appreciation rights to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or stock appreciation right in exchange for a substitute option; (d) cancel any award of restricted stock, stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, stock unit, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control , and cancel any option or stock appreciation right without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Amendment, Termination. The Compensation Committee may amend the terms of awards in any manner not inconsistent with the 2014 Plan, provided that no amendment shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. In addition, our Board may at any time amend, suspend, or terminate the 2014 Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant and (ii) to the extent necessary to comply with any applicable law, regulation, or stock exchange rule, the 2014 Plan requires us to obtain stockholder consent. Stockholder approval is required for any plan amendment that increases the number of shares of common stock available for issuance under the 2014 Plan or changes the persons or classes of persons eligible to receive awards.

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2014 Plan to pay any federal, state or local taxes required by law to be withheld.

Option Grants and Stock Awards

The grant of options and other awards under the 2014 Plan will be discretionary and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group. Upon consummation of the Merger, options to purchase up to 905,334 shares of common stock under the 2014 Plan were substituted for outstanding options under the JB Therapeutics, Inc. 2010 Equity Incentive Plan. These options have exercise prices ranging from $0.11 to $0.17. On April 11, 2014, the closing date of the Merger, we issued stock options to purchase up to 691,548 shares at an exercise price of $1.00 per share. On July 11, 2014 and September 23, 2014, we issued stock options to purchase 330,000 and 392,500, respectively, shares at an exercise price of $1.00 per share. On October 22, 2014, we issued stock options to purchase 1,235,000 shares at an exercise price of $1.00.

Option Substitution

Pursuant to the terms of the Merger Agreement, each outstanding option to purchase shares of common stock of JB Therapeutics, Inc. under the JB Therapeutics, Inc. 2010 Equity Incentive Plan was substituted for an option to purchase shares of our Company’s common stock under the 2014 Plan, with the number and exercise price of the substituted options determined by applying an exchange ratio. Except for these changes, each substituted option remains subject to substantially the same terms and conditions (including vesting terms) as in effect immediately prior to the Merger. The JB Therapeutics, Inc. 2010 Equity Incentive Plan was terminated upon the Merger, but if any provision of the terminated plan is necessary to give effect to or supply terms of the outstanding option awards, reference may be made to the plan in these limited circumstances.

REPORT OF THE AUDIT COMMITTEE*

The undersigned members of the Audit Committee of the Board of Directors of Corbus Pharmaceuticals Holdings, Inc. (the “Company”) submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2014 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2014.

2.	The Audit Committee has discussed with representatives of EisnerAmper LLP, the independent public accounting firm, the matters which are required to be discussed with them under the provisions of Auditing Standard No. 16, as amended (Communications with Audit Committees).

3.	The Audit Committee has discussed with EisnerAmper LLP, the independent public accounting firm, the auditors’ independence from management and the Company has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board.

In addition, the Audit Committee considered whether the provision of non-audit services by EisnerAmper LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee of Corbus Pharmaceuticals Holdings, Inc.

Avery W. Catlin, Chairman

Renu Gupta

Alan Holmer

*	The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 14, 2015 with respect to the beneficial ownership of common stock of the Company by the following: (i) each of the Company’s current directors; (ii) each of the named executive officers; (iii) the current executive officers; (iv) all of the current executive officers and directors as a group; and (v) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company’s common stock.

For purposes of the following table, beneficial ownership is determined in accordance with the applicable SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of the Company’s common stock issuable under options that are exercisable on or within 60 days after April 14, 2015 (“Presently Exercisable Options”) are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of the common stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the common stock beneficially owned by any other person or entity.

The percentage of the common stock beneficially owned by each person or entity named in the following table is based on 26,003,304 shares of common stock issued and outstanding as of April 14, 2015 plus any shares issuable upon exercise of Presently Exercisable Options held by such person or entity.

Except as otherwise noted below, the address for persons listed in the table is c/o Corbus Pharmaceuticals Holdings, Inc., 100 River Ridge Drive, Norwood, Massachusetts 02062. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Officers and Directors
Mark Tepper (1)	2,324,847	8.9%
Yuval Cohen (2)	168,993	*
Sean Moran (3)	83,466	*
Alan Holmer (4)	59,694	*
David Hochman (5)	677,033	2.6%
Renu Gupta (6)	25,833	*
Avery W. Catlin (7)	16,667	*
All current directors and executive officers as a group	3,416,145	12.8%
5% Stockholders
Sumner Burstein	3,824,846	14.7%
Knoll Capital Management (8)	2,750,000	10.2%
Lawrence Allen (9)	2,923,100	10.7%
Perceptive Advisors (10)	2,000,000	7.4%
Adam Stern (11)	1,398,900	5.3%

(1)	Includes 224,447 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of April 14, 2015. Does not include 498,042 shares of common stock issuable upon exercise of outstanding options that are not exercisable within 60 days of April 14, 2015.
(2)	Includes 167,093 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of April 14, 2015. Does not include 1,076,108 shares of common stock issuable upon exercise of outstanding options that are not exercisable within 60 days of April 14, 2015.
(3)	Includes 52,116 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of April 14, 2015. Does not include 363,950 shares of common stock issuable upon exercise of outstanding stock options that are not exercisable within 60 days of April 14, 2015.

(4)	Includes 39,694 shares of common stock issuable upon exercise of outstanding stock options, and 10,000 shares of common stock issuable upon exercise of outstanding warrants, both of which are exercisable within 60 days of April 14, 2015. Does not include 29,167 shares of common stock issuable upon exercise of outstanding options that are not exercisable within 60 days of April 14, 2015.
(5)	Includes 20,833 shares of common stock issuable upon exercise of outstanding stock options, and 10,000 shares of common stock issuable upon exercise of outstanding warrants, both of which are exercisable within 60 days of April 14, 2015. Includes 140,000 shares of common stock, and 50,000 shares of common stock issuable upon exercise of outstanding warrants that are exercisable within 60 days of April 14, 2015 held by a family trust of which Mr. Hochman is a co-trustee and co-beneficiary. Includes 12,900 shares of common stock held by trusts for the benefit of his children of which Mr. Hochman disclaims beneficial ownership. Does not include 29,167 shares of common stock issuable upon exercise of outstanding options that are not exercisable within 60 days of April 14, 2015.
(6)	Includes 20,833 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of April 14, 2015. Does not include 29,167 shares of common stock issuable upon exercise of outstanding options that are not exercisable within 60 days of April 14, 2015.
(7)	Includes 16,667 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of April 14, 2015. Does not include 33,333 shares of common stock issuable upon exercise of outstanding options that are not exercisable within 60 days of April 14, 2015.
(8)	Includes 1,000,000 shares of common stock, and 1,000,000 shares of common stock issuable upon exercise of outstanding warrants that are exercisable within 60 days of April 14, 2015, which are owned by Europa International, Inc., which is beneficially owned by Knoll Capital Management.
(9)	Includes (i) 225,000 shares of common stock, and 100,000 shares of common stock issuable upon exercise of outstanding warrants that are exercisable within 60 days of April 14, 2015, both of which are registered in the name of Mr. Allen’s individual retirement account, (ii) 100,000 shares of common stock and 100,000 shares of common stock issuable upon exercise of outstanding warrants that are exercisable within 60 days of April 14, 2015, both of which are owned by ACP Partners, LP, which is beneficially owned by Mr. Allen, (iii) 1,100,000 shares of common stock, and 1,100,000 shares of common stock issuable upon outstanding warrants that are exercisable within 60 days of April 14, 2015, which are owned by ACP X, LP, which is beneficially owned by Mr. Allen, and (iv) 98,100 shares of common stock and 100,000 shares of common stock issuable upon outstanding warrants that are exercisable within 60 days of April 14, 2015, which are owned by LGA Investments Family Limited Partnership, which is beneficially owned by Mr. Allen.
(10)	Includes (i) 870,000 shares of common stock and 870,000 shares of common stock issuable upon exercise of outstanding warrants that are exercisable within 60 days of April 14, 2015, which are owned by Perceptive Life Sciences Master Fund, Ltd., which is beneficially owned by Perceptive Advisors, and (ii) 130,000 shares of common stock and 130,000 shares of common stock issuable upon exercise of outstanding warrants that are exercisable within 60 days of April 14, 2015, which are owned by Titan Perc, Ltd., which is beneficially owned by Perceptive Advisors.
(11)	Includes 200,000 shares of common stock issuable upon exercise of outstanding warrants that are exercisable within 60 days of April 14, 2015. Mr. Stern is an affiliate of Aegis Capital Corp. Does not include up to 2,047,000 shares of common stock issuable upon exercise of Warrants issued to Aegis Capital Corp. Mr. Stern disclaims ownership of such shares except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive, officers, and persons who are beneficial owners of more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, and written representations that no other reports were required during the fiscal year ended December 31, 2014, all reports required to be filed under Section 16(a) were filed on a timely basis.

Transactions with Related Persons

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2011, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section entitled “Executive Compensation.”

The Placement Agent and Related Parties

In connection with our formation in December 2013, certain affiliates of Aegis Capital Corp. (the “Placement Agent”), the placement agent in our private placement in 2014 (the “2014 Private Placement”) and certain other parties not affiliated with us or the Placement Agent subscribed for an aggregate of 6,000,000 shares of common stock for which they paid an aggregate of $120,000 ($0.02 per share), including David Hochman, one of our directors who purchased 450,000 shares and whose family trust purchased 90,000 shares.

Following the initial closing of the 2014 Private Placement (the “Initial Closing”), the Placement Agent has a right to appoint one member of our Board for a two-year term (the “Aegis Nominee”). Upon the Initial Closing on April 11, 2014, David Hochman was appointed as the Aegis Nominee and his successor, if any, will be chosen by the Placement Agent, subject to the reasonable approval of us and the terms of the Voting Agreement described below.

Consulting Agreement with Orchestra Medical Ventures

On March 21, 2014, we entered into a consulting agreement with Orchestra Medical Ventures, LLC, or Orchestra, of which David Hochman is Managing Partner. The agreement became effective upon closing of the Merger and provides that Orchestra will render a variety of consulting and advisory services relating principally to identifying and evaluating strategic relationships, licensing opportunities, and business strategies. Orchestra is compensated at the rate of $5,000 per month for twelve months, payable quarterly in advance. The consulting agreement expired on April 11, 2015.

Voting Agreement

In connection with the Initial Closing, the stockholders of JB Therapeutics prior to the Merger (the “JBT Stockholders”) and our stockholders prior to the Merger (the “Holdings Stockholders”), entered into a Voting Agreement, or the Voting Agreement. Pursuant to the terms of the Voting Agreement, (i) the JBT Stockholders have the right to nominate three (3) members to our Board, (ii) the Holdings Stockholders shall vote in favor of the election of the JBT Stockholders’ nominees and (iii) the Holdings Stockholders shall nominate and vote for one Aegis Nominee to our Board, and (iv) the JBT Stockholders shall vote in favor of the election of the Aegis Nominee. The Voting Agreement expires upon the earlier of (i) the approval of at least 75% of the JBT Stockholders and the Holdings Stockholders voting together based upon their ownership of our common stock, or (ii) the closing of a firm commitment underwritten public offering of shares of our common stock resulting in gross proceeds of at least $20 million.

Indemnification Agreements

In September 2014, we entered into indemnification agreements with our directors and executive officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of our Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of our Company.

Merger Transaction

On March 27, 2014, JB Therapeutics entered into the Merger Agreement with Merger Sub, a wholly-owned subsidiary of Holdings. Pursuant to the terms of the Merger Agreement, as a condition of and contemporaneously with the closing of the Merger on April 11, 2014, Merger Sub merged with and into JB Therapeutics and JB Therapeutics became a wholly-owned subsidiary of Holdings. In connection with the Merger, JB Therapeutics changed its name to Corbus Pharmaceuticals, Inc.

While we believe that all of these agreements and arrangements are in the best interests of our Company, related parties of the Placement Agent may derive material benefits as the result of these transactions. In addition, related parties of the Placement Agent will have a continuing substantial interest in our Company and will derive substantial benefits from any success of our Company.

Policies and Procedures for Related Party Transactions

Our Board has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firms, corporations or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, which we refer to collectively as related parties, are not permitted to enter into a transaction with us without the prior consent of our Board acting through the audit committee or, in certain circumstances, the chairman of the audit committee. Any request for us to enter into a transaction with a related party, in which the amount involved exceeds $100,000 and such related party would have a direct or indirect interest must first be presented to our audit committee, or in certain circumstances the chairman of our audit committee, for review, consideration and approval. In approving or rejecting any such proposal, our audit committee, or the chairman of our audit committee, is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the benefits to us, the availability of other sources of comparable products or services and the extent of the related party’s interest in the transaction.

PROPOSAL 2: RATIFY THE APPOINTMENT OF EISNERAMPER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015

The Audit Committee has reappointed EisnerAmper LLP as our independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2015, and has further directed that management submit their selection of independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as public registered accounting firm.

Principal Accountant Fees and Services

The following table summarizes the fees for professional services rendered by EisnerAmper LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2014	2013
	(In thousands)
Audit Fees	$82	$38
Audit-Related Fees	54	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$136	$38

Audit Fees

Represents fees, including out of pocket expenses, for professional services provided in connection with the audit of our annual audited financial statements and of our internal control over financial reporting, the review of our quarterly financial statements included in our Forms 10-Q, accounting consultations or advice on accounting matters necessary for the rendering of an opinion on our financial statements, services provided in connection with the offerings of our common stock and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees

Audit-related fees are for assurance and other activities not explicitly related to the audit of our financial statements.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor. However, the pre-approval requirement may be waived with respect to the provision of non-audit services for us if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied.

The Audit Committee has considered whether the provision of Audit-Related Fees, Tax Fees, and all other fees as described above is compatible with maintaining EisnerAmper LLP’s independence and has determined that such services for fiscal year 2014 were compatible. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act to the extent that rule was applicable.

The Audit Committee is responsible for reviewing and discussing the audit financial statements with management, discussing with the independent registered public accountants the matters required in Auditing Standards No. 16, receiving written disclosures from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence and discussing with the independent registered public accountants their independence, and recommending to the Board of Directors that the audit financial statements be included in our annual report on Form 10-K.

Attendance at Annual Meeting

Representatives of EisnerAmper LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Stockholder Proposals for 2016 Annual Meeting

Any stockholder proposals submitted for inclusion in our proxy statement and form of proxy for our 2016 Annual Meeting of Stockholders must be received by us no later than February 26, 2016 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposal must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal shall be mailed to: Corbus Pharmaceuticals Holdings, Inc., 100 River Ridge Drive, Norwood, Massachusetts 02062, Attn.: Secretary.

Our by-laws state that a stockholder must provide timely written notice of a proposal to be brought before the meeting and supporting documentation as well as be present at such meeting, either in person or by a representative. For our 2016 Annual Meeting of Stockholders, a stockholder’s notice shall be timely received us at our principal executive office no later than February 26, 2016 and no earlier than January 29, 2016; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than thirty (30) days before the anniversary date of the immediately preceding Annual Meeting of Stockholders (the “Anniversary Date”) or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by the Company at our principal executive office not later than the close of business on the later of (i) the ninetieth (90th) day prior to the scheduled date of such Annual Meeting; and (ii) the tenth (10th) day following the day on which such public announcement of the date of such Annual Meeting is first made by the Company. Proxies solicited by our Board will confer discretionary voting authority with respect to these proposals, subject to the SEC’s rules and regulations governing the exercise of this authority. Any such proposal shall be mailed to: Corbus Pharmaceuticals Holdings, Inc., 100 River Ridge Drive, Norwood, Massachusetts 02062, Attn.: Corporate Secretary.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K (including audited financial statements), as amended, filed with the SEC may be obtained without charge by writing to Corbus Pharmaceuticals Holdings, Inc., 100 River Ridge Drive, Norwood, Massachusetts 02062, Attn.: Corporate Secretary. A request for a copy of our Annual Report on Form 10-K must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of our common stock on April 14, 2015. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

Our audited financial statements for the fiscal year ended December 31, 2014 and certain other related financial and business information are contained in our Annual Report on Form 10-K, which is being made available to our stockholders along with this proxy statement, but which is not deemed a part of the proxy soliciting material.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: Corbus Pharmaceuticals Holdings, Inc., 100 River Ridge Drive, Norwood, Massachusetts 02062, Attn.: Secretary, or by phone at (617) 963-0100. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of our proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors /s/ Yuval Cohen Yuval Cohen, Chief Executive Officer

April 27, 2015

Norwood, Massachusetts

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 27, 2015.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:

				FOR	AGAINST	ABSTAIN
1. Election of Directors (01) Yuval Cohen (02) Alan Holmer (03) David P. Hochman (04) Renu Gupta (05) Avery W. Catlin	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all Nominees listed to the left)	2. Ratification of EisnerAmper LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature Signature, if held jointly Date , 2015.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held May 28, 2015

The proxy statement and our 2015 Annual Report to Stockholders are available at http://www.cstproxy.com/corbuspharma/2015

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CORBUS PHARMACEUTICALS HOLDINGS, INC.

The undersigned appoints Yuval Cohen and Sean Moran, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Corbus Pharmaceuticals Holdings, Inc. held of record by the undersigned at the close of business on April 14, 2015 at the Annual Meeting of Stockholders of Corbus Pharmaceuticals Holdings, Inc. to be held on May 28, 2015, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)